UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2013

PAN GLOBAL, CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-167130	27-2473958
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

123 W. Nye Lane, Suite 455 Carson City, Nevada	89706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 983-1623

N/A

(Former name or former address, if changed since last report.)

With a copy to:

Philip Magri, Esq.

The Magri Law Firm, PLLC

11 Broadway, Suite 615

New York, NY 10004

T: (646) 502-5900

F: (646) 826-9200

pmagri@magrilaw.com

www.MagriLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 10, 2013, Pan Global, Corp. (the “Company”), through its wholly-owned subsidiary, Pan Asia Infratech Corp., a Nevada corporation (“Pan Asia”), entered into a non-binding letter of intent pursuant to which the Company intends to acquire 100% of the outstanding equity of a privately held Indian corporation (the “Target”) which is commissioning a small hydro project in northern India (the “Project”). At the time of execution of the letter of intent the Project is estimated to be 95% complete and has a planned commercial operation date during the fourth quarter of 2013.

According to the letter of intent, the potential acquisition is to be completed in the second quarter of 2014 through several tranches for a total purchase price of $6.9 million with initial tranches beginning in the last quarter of 2013. The 2013 initial tranches are to be used to complete construction of the Project at which time it can begin generating power and earning revenue pursuant to a power purchase agreement with a fixed 35-year tariff with the state electricity company.

This potential acquisition remains subject to, among other things, the Company completing customary due diligence and the parties entering into a definitive purchase agreement. The definitive purchase agreement is expected to be signed by all parties within the next 60 days. There can be no assurance that the transaction will be completed as proposed, or at all.

“Small hydro” power generation facilities are a fast-growing component of India’s electricity generation sector. These projects typically comprise hydropower plants less than 25 MW and are different than traditional large-scale hydropower because they have a significantly reduced environmental impact. Small- and mini-hydro facilities are typically “run-of-the-river” power plants, which do not dam the water channel, thereby retaining a light environmental footprint on the channel hydrology and surrounding terrain. Various Indian states with small hydro potential have assessed their resource during the past two decades and in the last 5-10 years have been calling tenders for hundreds of mega-watts of such projects.

This potential acquisition by the Company, through Pan Asia, represents the Company’s first entry into one of its key target sectors. We intend to build on it by assembling a portfolio of small- and mini-hydro facilities in locations throughout northern India, including similar potential acquisitions from the same selling party and other parties with whom we are in discussions for building our portfolio pipepline.

About the Company:

Pan Global, Corp. (OTCQB: PGLO) is focused on developing environmentally sustainable energy and infrastructure projects and technologies. Our aim is to invest in green energy technology and infrastructure around the world. We incubate and fund investments in renewable energy and energy efficiency technology and “green” projects that comprise innovative solutions for basic infrastructure. We have a significant, but not exclusive, focus on developing investment opportunities in India.

The Company has formulated a business model that management believes can help it grow and achieve scale over time. We have undertaken the necessary due diligence and prepared a business plan that will enable us to compete in the market for environmentally sustainable energy and infratech solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAN GLOBAL, CORP.

Dated: September 18, 2013	By:	/s/ BHARAT VASANDANI
Bharat Vasandani
Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)